UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2021

SOUTHWEST AIRLINES CO.
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611
Dallas,	Texas	75235-1611
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2021, Southwest Airlines Co. ("Southwest" or the "Company") entered into Supplemental Agreement No. 12 (the "Supplement") to its Purchase Agreement No. 3729 with The Boeing Company ("Boeing") relating to Southwest's purchase of Boeing Model 737 MAX 7 ("MAX 7") and 737 MAX 8 ("MAX 8") aircraft (collectively, "MAX aircraft"). Pursuant to the Supplement (i) Southwest added 100 firm orders for the MAX 7, with the first 30 to be delivered in 2022; (ii) Southwest added 155 MAX aircraft options; (iii) the order book was extended to include deliveries through 2031; and (iv) Southwest converted 70 MAX 8 firm orders to MAX 7 firm orders. The Supplement also includes certain confidential credits, discounts, and other concessions provided to Southwest by Boeing.

The Company now estimates its contractual aircraft capital spending for all years 2021 through 2026, which consists of 169 MAX firm orders from Boeing (135 MAX 7 and 34 MAX 8 aircraft), to be approximately $5.1 billion. The Company’s estimated contractual aircraft capital spending is immaterial in 2021 and approximately $700 million in 2022 (net of progress payments made on undelivered MAX aircraft and previously agreed upon delivery credits provided by Boeing to the Company). The Company continues to estimate its 2021 capital expenditures to be no more than $500 million, driven primarily by technology, facilities, and operational investments.

As a result of the Supplement, Southwest has the following contractual firm deliveries and options for Boeing 737 MAX 7 and 737 MAX 8 aircraft as follows:

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders	MAX 7 or 8 Options	Additional MAX 8s	Total
2021	—	19	—	9	28
2022	30	—	42	—	72
2023	30	—	38	—	68
2024	30	—	40	—	70
2025	30	—	40	—	70
2026	15	15	40	—	70
2027	15	15	30	—	60
2028	15	15	30	—	60
2029	20	30	10	—	60
2030	15	45	—	—	60
2031	—	10	—	—	10
	200	149	270	9	628

New 737 Delivery Schedule footnotes:

1. The Company has flexibility to designate firm orders or options as MAX 7 or MAX 8, upon written advance notification as stated in the contract.

2. The 9 additional MAX 8 aircraft shown above are leases to be acquired from various third parties. The Company also received 7 leased MAX 8 aircraft in fourth quarter 2020, for a total of 16 MAX 8 operating leased aircraft from third parties in 2020 and 2021, combined.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's plans and expectations regarding its fleet and fleet delivery schedule through 2031; and (ii) the Company's estimated contractual aircraft spending for 2021 through 2026, as well as other estimated capital expenditures for 2021. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the Company's dependence on Boeing with respect to the Company's fleet order book and delivery schedule, as well as the Company's and Boeing's dependence on third-party providers, to perform in accordance with expectations in connection with the manufacture and delivery of aircraft; (ii) the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, including through any new variant strains of the underlying virus; the effectiveness and availability of vaccines; the duration and scope of related government orders and restrictions; the extent of the impact of the

COVID-19 pandemic on overall demand for air travel and the Company's related business plans and decisions; and any negative impact of the COVID-19 pandemic on the Company's access to capital; (iii) the impact of fears or actual outbreaks of other diseases on consumer behavior and the Company's overall business plan, business decisions and strategies; (iv) the impact of economic conditions, fuel prices, governmental actions, actions of competitors, consumer perception, and other factors beyond the Company's control on consumer behavior and the Company's overall business plan, business decisions, and strategies; and (v) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

March 30, 2021	By:	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)